Exhibit 107

Calculation of Filing Fee Tables

Form S-3
(Form Type)

Comstock Inc.

Table 1 Newly Registered and Carry Forward Securities

CALCULATION OF REGISTRATION FEE
	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed maximum offering price per unit (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of registration fee (3)
Fees to be Paid	Equity	Common stock, $0.000666 per share	Rule 457(c)	985,000	$2.56	$2,521,600	$0.0001531	$386.06
		Total Offering Amounts				$2,521,600	$0.0001531	$386.06
		Total Fees Previously Paid						$-
		Total Fee Offsets						$-
		Net Fee Due						$386.06

We are registering under this registration statement such indeterminate number of shares of common stock as may be sold by the registrant from time to time, which together shall have an aggregate initial offering price not to exceed $2,521,600. We may sell any securities we are registering under this registration statement separately or as units with the other securities we are registering under this registration statement. We will determine, from time to time, the proposed maximum offering price per unit in connection with our issuance of the securities we are registering under this registration statement. The securities we are registering under this registration statement also include such indeterminate number of shares of common stock. In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), the shares we are registering under this registration statement include such indeterminate number of shares of common stock and preferred stock as may be issuable with respect to the shares we are registering as a result of stock splits, stock dividends or similar transactions.

We will determine the proposed maximum aggregate offering price per class of security from time to time in connection with our issuance of the securities we are registering under this registration statement and we are not specifying such price as to each class of security pursuant to General Instruction II.D. of Form S-3 under the Securities Act.

Registration fee calculated pursuant to Rule 457(c) under the Securities Act, based on aggregated indeterminate number of securities to be sold by the registrant.